UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report: December 11, 2007

Willis Lease Finance Corporation

(Exact Name of Registrant as Specified in Charter)

Delaware	001-15369	68-0070656
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

2320 Marinship Way, Suite 300
Sausalito, California 94965
(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (415) 275-5100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                         Entry into a Material Definitive Agreement.

Item 2.03                         Creation of a Direct Financial Obligation or an Obligation under an

                                        Off-Balance Sheet Arrangement of a Registrant.

Item 7.01                         Regulation FD Disclosure.

1.               On December 11, 2007 Willis Lease Finance Corporation (the “Company”) entered into a Joinder Agreement and Consent to Increase pursuant to which the commitments of the Banks party to the Company’s Amended and Restated Credit Agreement dated as of June 30, 2006, as amended, is increased from $242 million to $289 million.

2.               On December 13, 2007 Willis Engine Securitization Trust (“WEST”), the Company’s  wholly-owned, bankruptcy remote, Delaware Statutory Trust, issued and sold up to approximately $200 million of warehouse notes.  The warehouse notes allow for revolving borrowings during a three year term after which it is expected that they will be converted into term notes of WEST. In connection with this transaction the Company and WEST entered into a number of agreements, including the agreements listed below.

a.               Amended and Restated Indenture dated as of December 13, 2007 between WEST and Deutsche Bank Trust Company Americas.

b.              Revolving Credit Agreement dated as of December 13, 2007 among WEST, Calyon New York Branch and the Company.

c.               Series 2007-A-2 Note Purchase and Loan Agreement dated as of December 13, 2007among WEST, the Company, Calyon New York Branch, Credit Industriel et Commercial, New York Branch, Europe Arab Bank, PLC — Paris Branch, and Bayerische Landesbank.

d.              Series 2007-B-2 Note Purchase and Loan Agreement dated as of December 13, 2007 among WEST, the Company, Calyon New York Branch, Credit Industriel et Commercial New York Branch and Bayerische Landesbank.

Item 9.01        Financial Statements and Exhibits

Exhibit No.	Description

99.1	Press Release issued December 13, 2007.

Signatures

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 17, 2007

WILLIS LEASE FINANCE CORPORATION

By:	/s/ Thomas C. Nord
Thomas C. Nord
Senior Vice President